Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-145918 on Form S-8 of our report dated March 16, 2009, relating to the consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries and the effectiveness of Republic Airways Holdings Inc.’s internal control over financial reporting, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to Notes 1 and 12 to the consolidated financial statements that (i) substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc., United Air Lines, Inc., and Continental Airlines, Inc., and (ii) on January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109), appearing in this Annual Report on Form 10-K of Republic Airways Holdings Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 16, 2009